Exhibit 11.1
Computation of Earnings Per Common Share

(In thousands, except  per share data)                                                      Quarter Ended
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                                                                                       April 1,       April 2,
                                                                                        2001          2000
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Average number of common shares used in basic calculation                                 28,285        25,326
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                                  -             -
Shares issuable on assumed conversion of convertible
      preferred securities                                                                     -*            -*
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Average number of common shares used in diluted calculation                               28,285        25,326
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Net earnings                                                                              (1,045)         (537)
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                               -*            -*
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Net earnings for computation of diluted earnings per common share                $        (1,045)         (537)
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Basic earnings per common share                                                  $         (0.04)        (0.02)
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Diluted earnings per common share                                                $         (0.04)*       (0.02)*
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     * Inclusion of the shares related to the convertible preferred securities results in an increase to earnings (loss) per share ("EPS") in the first quarters of 2001 and 2000. As those shares are antidilutive, they are excluded from the computation of diluted EPS.